Exhibit 3.4

                                                                                                                                          Approved by Board of Directors
December 19, 2007

BYLAWS

NATIONAL PENN BANK

ARTICLE I

Designation of Governing Law

Section 1.01.  Designation of Governing Law.  National Penn Bank ("Bank") is a subsidiary of National Penn Bancshares, Inc. ("NPBC"), a business corporation incorporated in the Commonwealth of Pennsylvania and registered bank holding company.  Bank's main office is located in Boyertown, Berks County, Pennsylvania.

Pursuant to 12 CFR  7.2000, subject to, and to the extent not inconsistent with applicable Federal banking statutes or regulations, or bank safety and soundness, Bank hereby designates the laws of the Commonwealth of Pennsylvania, including without limitation the Pennsylvania Business Corporation Law of 1988, as amended (the "BCL"), as the body of law that shall govern Bank's corporate governance procedures.

ARTICLE II

Annual Meetings of Shareholders

Section 2.01.  Annual Meeting.  The annual meeting of shareholders for the election of Directors and the transaction of any other business which may be brought properly before the meeting shall be held on the fourth Wednesday in February of each year or such other date as the Board of Directors shall determine.  The Board of Directors shall determine the time and place of the annual meeting.

ARTICLE III

Directors

Section 3.01.  Number, Qualifications.  There shall be such number of Directors, who shall own qualifying shares of NPBC stock, as is provided in Article Three of Bank's Articles of Association, as amended.

Section 3.02.  Quorum.  For the transaction of business, a quorum of Directors shall be present, as provided in Article Three of Bank's Articles of Association, as amended.

Section 3.03.  Mandatory Retirement of Directors.  No person who has attained the age of seventy-two (72) years shall be qualified for nomination or for election to the Board of Directors.  Accordingly, a Director, upon attaining such age, shall retire from the Board of Directors on the date of the annual meeting of shareholders that next follows his or her seventy-second birthday.

A Director, upon retirement from his or her principal occupation, shall give the Board of Directors prompt notice of such retirement and shall offer to retire from the Board on such date as the Board shall determine.  If such offer is accepted, any failure of the Director to retire as determined by the Board shall constitute proper cause for the Board to declare vacant the office of the Director.

The Board of Directors, on the recommendation of the Nominating/Corporate Governance Committee of NPBC’s Board of Directors, may at any time, or again at any later time, exempt the Lead Independent Director or any other Director for serving as Chair of a standing Board Committee from this Section 3.03 for a one-year period, but not more than a total of three years.

Section 3.04.  Director Emeritus.  A Director who retires from the Board of Directors pursuant to Section 3.02 of these Bylaws shall be eligible to serve as a Director Emeritus.  Such an Emeritus Director may be named by the Board at any time, but may not serve more than a total of three consecutive years.  A Director Emeritus shall have the privilege of attending all meetings of the Board and shall have the opportunity of sharing his or her experience with the Board, but shall have none of the responsibilities of a member of the Board, and shall have no vote on matters put before the Board.  A Director Emeritus shall receive such compensation and reimbursement of expenses as shall be determined by the Board of Directors on the recommendation of the Compensation Committee of NPBC's Board of Directors.

The terms "Director," “Lead Independent Director,” “Outside Independent Director,” "Board," or "Board of Directors" where used in these Bylaws shall not be deemed to apply to or to include a Director Emeritus.

ARTICLE IV

Committees

Section 4.01.  Executive Committee.  There shall be an Executive Committee consisting of such Directors as shall from time to time be appointed by the Board of Directors, on the recommendation of the Nominating/Corporate Governance Committee of NPBC's Board of Directors.  So far as may be permitted by law and except for matters specifically reserved to the Board of Directors in these Bylaws, the Executive Committee shall possess and may exercise all the powers of the Board of Directors in the management of the business and affairs of the Bank conferred by these Bylaws or otherwise, during intervals between meetings of the Board of Directors.  The Executive Committee shall have such other duties and responsibilities as shall be provided by law and such others as may be determined from time to time by the Board of Directors.

Section 4.02.  Audit Committee.  There shall be an Audit Committee consisting entirely of such outside independent Directors as shall from time to time be appointed by the Board of Directors, on the recommendation of the Nominating/Corporate Governance Committee of NPBC's Board of Directors.  The Audit Committee shall have such duties and responsibilities as shall be provided by law and such others as may be determined from time to time by the Board of Directors.

Section 4.03.  Other Committees.  The Board of Directors may, at any time and from time to time, appoint such other standing or special committees with such duties and responsibilities as the Board of Directors shall determine.

Section 4.04.  Outside Independent Director.  The term “outside independent director” means a Director who is not an employee of NPBC, the Bank or any subsidiary and who satisfies all the “independence” tests of applicable law, rules or regulations, including those of The Nasdaq Stock Market, Inc.

Section 4.05.  Designation of Lead Independent Director.  The Board of Directors, on the recommendation of the Nominating/Corporate Governance Committee of NPBC’s Board of Directors, may at any time designate an “outside independent director” to serve in a lead capacity to coordinate the activities of the other outside independent directors and to perform such other duties and responsibilities as the Board of Directors may determine by resolution or Board-approved policy. Any outside independent director so designated shall be referred to as the “Lead Independent Director.”

ARTICLE V

Officers

Section 5.01.  Officers.  The officers of the Bank shall be a President, a Secretary and a Cashier, and may include a Chairman, one or more Vice Presidents, and such other officers as the Board of Directors or an authorized officer may from time to time determine.

Section 5.02.  Qualifications.  The officers shall be natural persons of full age.  The President shall be a Director.

            Section 5.03.  Election and Term of Office.  The officers of the Bank shall be elected by the Board of Directors or appointed pursuant to Section 5.11 hereof.  Executive officers shall serve at the pleasure of the Board, and shall be subject to removal only by the Board of Directors.  Other officers shall be subject to removal at any time by the Chief Executive Officer or a supervising officer.

Section 5.04.  Resignations.  Any officer may resign at any time by giving written notice to the Board of Directors, a supervising officer, or the Human Resources Department of the Bank.  Any such resignation shall take effect at the time of the receipt of such notice or at any later time specified therein.  Unless otherwise specified therein, the acceptance of a resignation shall not be necessary to make it effective.

Section 5.05.  Chairman.  The Board of Directors may elect one of its members to be Chairman.  The Chairman shall preside at all meetings of the Board of Directors.  The Chairman shall also have such other powers and duties as may be conferred upon or assigned to the Chairman by the Board of Directors, as well as any other powers specifically conferred upon the Chairman by these Bylaws.

Section 5.06.  President.  The President shall, if there is no Chairman or in the absence of the Chairman, preside at any meeting of the Board of Directors.  The President shall have and may exercise any and all other powers and duties pertaining by law, regulation or practice to the office of President, or imposed by these Bylaws.  The President shall have such other powers and duties as may be conferred upon or assigned to the President by the Board of Directors.

            Section 5.07.  Chief Executive Officer.  The Board of Directors shall designate the Chairman or the President as the Chief Executive Officer.  The Chief Executive Officer shall be the chief executive officer of the Bank and shall have general executive powers concerning all the business and operations of the Bank, subject, however, to the control of the Board of Directors.  The Chief Executive Officer shall have such other powers and duties as may be conferred upon, or assigned to, the Chief Executive Officer by the Board of Directors.  The Chief Executive Officer may delegate to any other officer such executive and other powers and duties as the Chief Executive Officer deems advisable.

Section 5.08.  Vice Presidents.  There may be one or more Group Executive Vice Presidents, Executive Vice Presidents, Senior Vice Presidents and Vice Presidents.  Each such person shall have such powers and duties as may be conferred upon or assigned to him or her by the Board of Directors or the Chief Executive Officer.

Section 5.09.  Secretary.  The Secretary shall have all powers and duties pertaining by law, regulation or practice to the office of Secretary, or imposed by these Bylaws, or as may from time to time be conferred upon, or assigned to, the Secretary by the Board of Directors or the Chief Executive Officer.

Section 5.10.  Cashier.  The Cashier shall have all powers and duties pertaining by law, regulation or practice to the office of Cashier or treasurer, or imposed by these Bylaws, or as may from time to time be conferred upon, or assigned to, the Cashier by the Board of Directors or the Chief Executive Officer.

Section 5.11.  Other Officers.  The Board of Directors may appoint one or more other officers, or authorize an officer to appoint one or more other officers.  Such other officers shall perform such duties as from time to time may be conferred upon or assigned to them respectively by the Board of Directors or the officer appointing them.

ARTICLE VI

Limitation of Directors' Liability; Indemnification

Section 6.1.  To the fullest extent permitted by the Directors Liability Act (42 PA C.S. 8361 et seq.) and the BCL, a director of the Bank shall not be personally liable to the Bank, its shareholders, or others for monetary damages for any action taken or any failure to take any action unless the director has breached or failed to perform the duties of his or her office, as set forth in the Directors' Liability Act, and such breach or failure constitutes self-dealing, willful misconduct, or recklessness. The provisions of this Article VI shall not apply with respect to the responsibility or liability of a director under any criminal statute or the liability of a director for the payment of taxes pursuant to local, state, or federal law.

Section 6.2.  (a) The Bank shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative by reason of the fact that such person is or was a director, officer, employee, or agent of the Bank, or is or was serving at the request of the Bank as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), amounts paid in settlement, judgments, and fines actually and reasonably incurred by such person in connection with such action, suit, or proceeding; provided, however, that no indemnification shall be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

(b) Expenses (including attorneys' fees) incurred in defending a civil or criminal action, suit, or proceeding shall be paid by the Bank in advance of the final disposition of such action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director, officer, employee, or agent to repay such amount if it shall be ultimately determined that he or she is not entitled to be indemnified by the Bank as authorized in this Article VI.

(c) The indemnification and advancement of expenses provided by this Article VI shall not be deemed exclusive of any other right to which persons seeking indemnification and advancement of expenses may be entitled under any agreement, vote of shareholders or disinterested directors, or otherwise, both as to actions in such persons' official capacity and as to their actions in another capacity while holding office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall insure to the benefit of the heirs, executors, and administrators of such person.

(d) The Bank may purchase and maintain insurance on behalf of any person, may enter into contracts of indemnification with any person, may create a fund of any nature (which may, but need not be under the control of a trustee) for the benefit of any person, and may otherwise secure in any manner its obligations with respect to indemnification and advancement of expenses, whether arising under this Article VI or otherwise, to or for the benefit of any person, whether or not the Bank would have the power to indemnify such person against such liability under the provisions of this Article VI.

Section 6.3.  The limitation provided in Section 6.1 of this Article VI and the right to indemnification provided in Section 6.2 of this Article VI shall apply to any action or any failure to take any action occurring on or after January 27, 1987.

Section 6.4.  Notwithstanding anything herein contained to the contrary, this Article VI may not be amended or repealed and a provision inconsistent herewith may not be adopted, except by the affirmative vote of 80% of the members of the entire Board of Directors or by the affirmative vote of shareholders of the Bank entitled to cast at least 80% of the votes which all shareholders of the Bank are then entitled to cast, except that if the Business Corporation Law or the Directors' Liability Act is amended or any other statute is enacted so as to decrease the exposure of directors to liability or to increase the indemnification rights available to directors, officers, or others, then this Article VI and any other provision of these Bylaws inconsistent with such decreased exposure or increased indemnification rights shall be amended, automatically and without any further action on the part of shareholders or directors, to reflect such decreased exposure or to include such increased indemnification rights, unless such legislation expressly requires otherwise. Any repeal or modification of this Article VI by the shareholders of the Bank shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Bank or any right to indemnification from the Bank with respect to any action or any failure to take any action occurring prior to the time of such repeal or modification.

Section 6.5.  If, for any reason, any provision of this Article VI shall be held invalid, such invalidity shall not affect any other provision not held so invalid, and each such other provision shall, to the full extent consistent with law, continue in full force and effect. If any provision of this Article VI shall be held invalid in part, such invalidity shall in no way affect the remainder of such provision, and the remainder of such, provision, together with all other provisions of this Article VI, shall, to the full extent consistent with law, continue in full force and effect.

Section 6.6.  Article VI (as in effect on the day prior to the day on which this new Article VI is approved by the shareholders of the Bank), and all provisions of the Bylaws of the Bank insofar as they are inconsistent with this Article VI, are hereby repealed, except that with respect to acts or omissions occurring prior to January 27, 1987, such former Article VI and such other provisions of the Bylaws of the Bank shall remain in full force and effect.

ARTICLE VII

Share Certificates; Transfer

Section 7.01.  Share Certificates.  The shares of the Bank shall be represented by share certificates, which shall bear such information and signatures as shall be required by law.

Section 7.02.  Transfer of Shares.  Transfer of shares of the Bank shall be made on the books of the Bank only upon surrender of the share certificate, duly endorsed or with duly executed stock powers attached and otherwise in proper form for transfer, which certificate shall be cancelled at the time of transfer.

ARTICLE VIII

Emergency Preparedness

Section 8.01.  If there is an emergency declared by governmental authorities, as the result of a regional or national disaster and of such severity as to prevent the normal conduct and management of the affairs of the Bank by its Directors and Officers as contemplated by these bylaws:

(a)  Any three available Directors shall constitute a Committee to exercise the full authority of the Board of Directors until such time as a duly elected Board of Directors can again assume full responsibility and control of the Bank; and

(b)  The available Officers and employees of the Bank shall continue to conduct the affairs of the Bank, with such guidance as may be available to them from the Board of Directors or the Executive Committee under Section 8.01(a) hereof, subject to conformance with any governmental directives during the emergency.

ARTICLE IX

Other

Section 9.01.  Other Matters.  To the extent that a specific subject matter is not expressly addressed in these Bylaws, such matter shall be governed by (a) Federal banking statutes or regulations, including without limitation bank safety and soundness considerations, if applicable, (b) the laws of the Commonwealth of Pennsylvania, including without limitation the BCL, and (c) Bank's Articles of Association, as amended.

Section 9.02.  Inconsistency.  Should any provision of these Bylaws be inconsistent with (a) Federal banking statutes or regulations, including without limitation bank safety and soundness considerations, if applicable, (b) the laws of the Commonwealth of Pennsylvania, including without limitation the BCL, or (c) Bank's Articles of Association, as amended, then such other governing law or authority shall control the inconsistent provision of these Bylaws.

ARTICLE X

Amendments

Section 10.01.  Amendments.  These Bylaws may be adopted, amended or repealed by the Board of Directors or by the shareholders of the Bank.

Amended by Shareholders (NPB) April 22, 1987 (Article X)

Amended by Board of Directors March 23, 1988, Sections 2.6; 3.1; Article VII; Section 8.3;8.5; 9.2 to include Chairman of the Executive Committee

Amended by Board of Directors February 13, 1989, Section 2.3 (B) regarding Directors Emeriti

Amended by Board of Directors April 25, 1990, Article III, Section 3.2 to reduce number of directors to serve on the committee from three (3) to two (2); Article III, Section 3.3 to delete the Chairman of the Executive Committee; Article IX, Section 9.2 to delete the Chairman of the Executive Committee.

Amended by Board of Directors April 28, 1993, Section 1.4 to delete Judge of Election; Section 3.2 to change Loan Committee to Executive Loan Committee and increase number of directors from two (2) to four (4); Section 3.4 to change Financial Services Committee to Trust Committee and Financial Services Division to Trust Department; Section 4.1 to change “shall” to “may”; Section 4.2 to change “shall” to “may”; Section 4.6 to eliminate Clerks and Agents; Section 5.1 to change Financial Services to Fiduciary Activities, Article V restated in its entirety, and add Section 5.5.

Amended by Board of Directors November 23, 1994, Article III, Section 3.4 deleted entirely to reflect transfer of Trust Department business to Investors Trust Company; Article IV, Section 4.5 to allow Chief Executive Officer to appoint officers or assistant officers; Article IV, Section 4.7 added to specify effective date of officer resignations; Article V deleted entirely to reflect transfer of Trust Department business to Investors Trust Company

Amended and restated in its entirety April 24, 2002.

Amended by Board of Directors April 28, 2004, Article IV Sections 4.01, 4.02 and 4.03 changed to reflect recommendation of Nominating/Corporate Governance instead of Executive Committee.  Section 4.05 – Outside Independent Directors – entirely new section.  Section 5.08 – added “Group Executive Vice Presidents”.

Amended by Board of Directors December 22, 2004., Section 5.08

Amended by Board of Directors January 25, 2006, Sections 2.01, 3.03, 3.04, 4.06, Article VIII – Emergency Preparedness, Section 8.01 – entirely new section.

Amended by Board of Directors February 28, 2007, Deleted Section 4.03 Executive Credit Committee; renumbered 4.03, 4.04 and 4.05.

Amended by Board of Directors December 19, 2007, Section 2.01.